                                                                   EXHIBIT 99.01

                          For more information contact:


                                    MARK C. BROWN, SENIOR VICE PRESIDENT AND
                                    CHIEF FINANCIAL OFFICER
                                    (703) 247-2514

                                    Sonya Udler, Vice President,
                                    Corporate Communications
                                    (703) 247-2517
                                    sonya.udler@strayer.edu

                     STRAYER EDUCATION, INC. REPORTS RECORD
             SECOND QUARTER 2002 ENROLLMENT, REVENUES, AND EARNINGS

               -- STRAYER SECOND QUARTER REVENUES INCREASE 25% --
                -- STRAYER SECOND QUARTER DILUTED EPS OF $0.51 --
           -- STRAYER FULL YEAR EPS ESTIMATE RAISED TO $1.76-$1.80 --
               -- STRAYER SUMMER 2002 TOTAL ENROLLMENTS UP 19% --
               -- STRAYER SUMMER 2002 ONLINE ENROLLMENTS UP 92% --
                -- THREE NEW CAMPUSES OPENED IN NORTH CAROLINA --

ARLINGTON, Va., August 2, 2002 - Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three and six months ended June 30, 2002. Financial highlights are as follows:

THREE MONTHS ENDED JUNE 30

o Revenues for the three months ended June 30, 2002 increased 25% to $29.8 million, compared to $23.8 million for the same period in 2001, due to increased enrollment and a 5% tuition increase commencing with the winter quarter.

o Operating income (EBIT) rose 26% to $11.7 million from $9.3 million for the same period in 2001. Operating income margin was 39.3%, compared to 38.9% for the same period in 2001. The increase in operating margin was due to the three campuses opened in 2001 reaching profitability, as well as the continued growth of the online business.

o Net income rose 18% to $7.4 million compared to $6.2 million for the same period in 2001. Earnings per diluted share rose 21% to $0.51 compared to $0.42 for the same period in 2001, as diluted weighted average shares outstanding decreased to 14,515,000 from 14,968,000 for the same period in 2001.

SIX MONTHS ENDED JUNE 30

o Revenues for the six months ended June 30, 2002 increased 25% to $59.5 million, compared to $47.5 million for the same period in 2001, due to increased enrollment and a 5% tuition increase effective for 2002.

o Operating income (EBIT) rose 14% to $23.5 million from $20.7 million for the same period in 2001. Operating income margin was 39.5%, compared to % for the same period in 2001.

o Net income rose 3% to $14.8 million compared to $14.4 million for the same period in 2001. Earnings per diluted share rose to $1.03 compared to $0.95 for the same period in 2001, as diluted weighted average shares outstanding decreased to 14,448,000 from 15,218,000 for the same period in 2001.

"We are pleased with Strayer's revenue, operating profit and EPS performance for the second quarter, as we continue to validate our strategic plan and business model," said Robert Silberman, President and Chief Executive Officer of Strayer Education, Inc. "Our three 2001 campuses reached profitability earlier than we had expected and the continued strong rollout of our online division helped our operating margin. Our enrollment for the summer term at both the campuses and online division grew significantly across all areas of our academic curriculum; while we successfully opened three campuses in North Carolina during the quarter. We intend to continue to execute on our growth plan, which includes increasing enrollment at existing campuses and online, opening new campuses, pursuing corporate alliances, and selectively considering acquisitions."

BALANCE SHEET AND CASH FLOW

At June 30, 2002, the Company had cash, cash equivalents and marketable securities of $53.2 million and no debt. In the second quarter, as part of its cash management activities, the Company invested $6 million in a no load, A2 rated, short-term corporate bond fund in an effort to diversify its holdings from overnight and money market funds into investments having a higher yield and longer maturity. The Company generated $13.6 million from operating activities in the first six months of 2002. Capital expenditures for the six months were $14.6 million, of which $12 million was in the first quarter for the purchase of three existing campus facilities. In the second quarter, bad debt expense declined from 2.0% of revenue in 2001 to 1.3% for the same period in 2002. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was seven days in the second quarter of 2002, unchanged compared to the same period in 2001.

STUDENT ENROLLMENT

Enrollment at Strayer University for the 2002 summer term increased 19.1% to 11,171 students compared to 9,379 for the same term in 2001. Across the Strayer University campus network, new student enrollments increased 15% and continuing student enrollments increased 20%. Strayer University Online enrollments increased 92.4% to 3,612 students from 1,877. Total students taking courses online (including students at brick and mortar campuses taking at least one online course) in the summer 2002 quarter are 4,527. Adjusting for students who are enrolled at a physical campus but take all their courses online, enrollments at new campuses (those in operation three years or less) increased 87.6% to 814 students from 434 students at the same campuses for the 2001 summer term. Adjusting for students who are enrolled at a physical campus but take all their courses online, enrollment at mature campuses (those in operation four or more years) fell 4.6% to 6,745 students compared to 7,068 students at the same campuses for the 2001 summer term. The growth in online student enrollment continues to be fueled in part by some students originally enrolled at mature campuses taking all their courses online in later terms. The Company estimates approximately one third of the growth in the online division for the summer term 2002 (approximately 600 students) came from students originally enrolled at mature campuses.

NORTH CAROLINA EXPANSION

Strayer University began offering classes at the start of the summer quarter, which commenced on July 1, 2002, at two new campuses in Charlotte and one in Raleigh, N.C.

EXPANDED ONLINE COURSE OFFERINGS

Strayer University began an asynchronous course pilot program in 2001, which featured five classes in the initial summer 2001 quarter rollout. The University is offering 170 asynchronous classes in the current summer 2002 quarter, and all required courses for its degree programs are on track to be available asynchronously by the fall 2002 quarter.

CORPORATE/GOVERNMENT SPONSORSHIPS

Also during the second quarter, Strayer University added two new sponsorship agreements: Alstom Power Company and the Federal Reserve Bank of Richmond. The Company's total number of corporate/government sponsorship arrangements is now 85.

BUSINESS OUTLOOK

Based on the strong enrollment growth announced for the summer term, the Company estimates third quarter diluted EPS will be in the range of $0.16 - $0.18. In addition, the Company is increasing its estimate of full year diluted EPS from $1.74 - $1.78 to $1.76 - $1.80.

STOCK OPTIONS ACTIVITY AND CALCULATION OF TOTAL POTENTIAL SHARE ISSUANCE

In May 2001, the stockholders approved an amendment to the Company's 1996 Stock Option Plan to increase shares authorized for issuance from 1.5 million to 2.5 million shares of common stock for stock option grants. Following the Company's recapitalization in 2001, 930,000 stock options were granted by the Board of Directors primarily to new senior and corporate management hires. These options were part of an overall compensation policy, which also included outright purchases of shares by our top officers, designed to align management's long-term interests with shareholders in accordance with the Company's announced growth strategy. The weighted average exercise price per share of these options was $36.43. The options vest over three to four years and expire in 2008. This year, in the second quarter of 2002, an additional 50,000 stock options were granted to three new employees and one new member of the Board of Directors. The weighted average exercise price per share of these options was $51.83. These stock options vest over three to four years and expire in 2009. Under the 1996

Stock Option Plan, an additional 569,405 stock options have been authorized but remain unissued.

The Company accounts for the fair value of its stock options in accordance with APB Opinion No. 25. Had compensation expense been determined based on the value of the options at grant dates computed by the Black-Scholes methodology, the Company's net income and diluted net income per share would have been $6.8 million and $0.47 per share, respectively, for the three months ended June 30, 2002 and $13.6 million and $0.94 per share, respectively, for the six months ended June 30, 2002. The fair value of each option granted in 2001 was estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: dividend yield of .7%; expected volatility of 47%; risk-free interest rate of 4.75% and an expected term of 5.3 years. The weighted average fair value for the 2001 grants was $16.68. The fair value of each option granted in 2002 was estimated using the Black-Scholes option-pricing model using the following assumptions: dividend yield of .7%; expected volatility of 43%; risk-free interest rate of 4.81%; and an expected term of 5.9 years. The weighted average fair value for the 2002 grants was $23.65.

Shares used to compute diluted earnings per share include common shares issued and outstanding, the assumed conversion of Series A Convertible Preferred Shares outstanding, and the assumed exercise of issued stock options using the Treasury Stock Method. Our total current and potential shares outstanding is as follows:

       Current
       Common shares issued and outstanding at 6/30/02                           8,352,412
       Convertible Series A Preferred Stock, convertible on a
           1:1 basis at 6/30/02                                                  5,950,221
       Authorized, issued and outstanding options using Treasury
           Stock Method                                                            212,765
                                                                                ----------
             Subtotal                                                           14,515,398
       Potential
       Payment of required PIK dividends on Convertible Series A
           Preferred Stock thru May 2006                                         1,016,572(a)
       Balance of authorized, issued and outstanding options not using
           the Treasury Stock Method                                               767,235
       Authorized but unissued options                                             569,405
                                                                                ----------
             Subtotal                                                            2,353,212
                                                                                ----------
             Total current and potential                                        16,868,610
                                                                                ==========

       (a) This number may be smaller as the Company has the right to force conversion after May 15, 2004 if the Company's stock price trades above $52.00 per share for 20 consecutive days.

CONFERENCE CALL WITH MANAGEMENT

Strayer Education, Inc. will host a conference call to discuss their second quarter 2002 earnings on August 2 at 10:00 a.m. EDT. To participate on the live call, investors should dial

(800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 139247) starting at 1 p.m. EDT on August 2 and will be available through August 6 and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company which owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy.

Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, and information technology to more than 14,000 working adults at 20 campuses in Maryland, Washington, D.C., Virginia, and North Carolina and via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. By adapting to the latest techniques and technologies used in business, Strayer provides our graduates with practical skills and a competitive edge in the changing marketplace.

Strayer University is accredited by the Middle States Commission on Higher Education. Founded in 1892, Strayer attracts students from around the country and throughout the world.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

For additional information contact Strayer Education at 703-247-2517.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, competitive factors, risks associated with the opening of new campuses and the timing of related regulatory approvals and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                             STRAYER EDUCATION, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         For the three months ended       For the six months ended
                                                    June 30,                      June 30,
                                     --------------------------------- -------------------------------
                                                                %                                 %
                                        2001      2002        Change    2001       2002        Change
                                      -------    -------      -------  -------    -------      -------
Revenues                              $23,826    $29,823         25%   $47,470    $59,521         25%
                                      -------    -------               -------    -------
Costs and expenses:
Instruction and educational support     8,553     10,356         21%    16,062     19,998         25%
Selling and promotion                   2,578      3,760         46%     4,837      7,493         55%
General and administration              3,433      3,997         16%     5,850      8,503         45%
                                      -------    -------               -------    -------
                                       14,564     18,113         24%    26,749     35,994         35%
                                      -------    -------               -------    -------

Income from operations                  9,262     11,710         26%    20,721     23,527         14%
Operating Income Margin                 38.9%      39.3%                 43.7%      39.5%

Investment and other income               956        395        -59%     2,859        758        -73%
                                      -------    -------               -------    -------

Income before income taxes             10,218     12,105         18%    23,580     24,285          3%

Provision for income taxes              3,970      4,721         19%     9,195      9,472          3%
                                      -------    -------               -------    -------

Net income                              6,248      7,384         18%    14,385     14,813          3%

Preferred stock dividends
and accretion                             955      2,025        112%       955      4,041        323%
                                      -------    -------               -------    -------

Net income available to
common stockholders                   $ 5,293    $ 5,359          1%   $13,430    $10,772        -20%
                                      =======    =======               =======    =======

Basic net income per share            $  0.45    $  0.64         42%   $  0.98    $  1.29         32%
                                      =======    =======               =======    =======

Diluted net income per share          $  0.42    $  0.51         21%   $  0.95    $  1.03          8%
                                      =======    =======               =======    =======

Common dividend per share             $ 0.065    $ 0.065         --    $  0.13    $  0.13         --

Weighted average shares outstanding
    Basic                              11,879      8,352                13,636      8,352
    Diluted                            14,968     14,515                15,218     14,448


                             STRAYER EDUCATION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                ASSETS
                                                               At December 31,    At June 30,
                                                                     2001             2002
                                                               --------------     ------------
 Current assets:
     Cash and cash equivalents                                       $  57,659    $  47,155
     Short-term investments - restricted                                 1,046        1,050
     Marketable securities (short-term bond fund)
        available for sale, at fair value                                   --        5,972
     Tuition receivable - net                                           19,012       17,508
     Other current assets                                                  879        1,866
                                                                     ---------    ---------
     Total current assets                                               78,596       73,551

Student loan receivable - net                                            8,392        8,586
Property and equipment - net                                            23,100       36,019
Other assets                                                               400          371
                                                                     ---------    ---------
Total assets                                                         $ 110,488    $ 118,527
                                                                     =========    =========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                                $   1,882    $   1,640
     Accrued expenses                                                      562          860
     Dividends payable                                                   1,855        1,855
     Unearned tuition                                                   23,204       21,204
     Income taxes payable                                                1,247           18
                                                                     ---------    ---------
Total current liabilities                                               28,750       25,577
                                                                     ---------    ---------

Deferred lease incentives                                                  763          929

Mandatorily redeemable convertible Series A
   preferred stock                                                     148,347      149,762

Stockholders' equity (deficit):
     Common stock                                                           83           83
     Additional paid-in-capital                                          1,759        1,759
     Retained earnings (accumulated deficit)                           (69,214)     (59,555)
     Accumulated other comprehensive income (loss)                          --          (28)
                                                                     ---------    ---------
Total stockholders' equity (deficit)                                   (67,372)     (57,741)
                                                                     ---------    ---------

Total liabilities and stockholders' equity (deficit)                 $ 110,488    $ 118,527
                                                                     =========    =========

                             STRAYER EDUCATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)




                                                                           For the six months
                                                                            ended June 30,
                                                                         ----------------------
                                                                           2001         2002
                                                                         ---------    ---------
Cash flows from operating activities:
     Net income                                                          $  14,385    $  14,813
     Adjustments to reconcile net income to net cash:
        Depreciation and amortization                                        1,242        1,712
        Gain on sale of marketable securities                                 (887)          --
        Amortization of deferred lease incentives                               --          (84)
     Changes in assets and liabilities:
        Short-term investments - restricted                                    (24)          (4)
        Tuition receivable, net                                              2,020        1,504
        Other current assets                                                   186         (987)
        Other assets                                                           (92)          29
        Accounts payable                                                      (273)        (242)
        Accrued expenses                                                      (510)         298
        Income taxes payable                                                 1,321       (1,229)
        Unearned tuition                                                    (1,721)      (2,000)
     Student loans originated                                               (3,165)      (3,946)
     Collections on student loans receivable                                 2,711        3,752
                                                                         ---------    ---------
          Net cash provided by operating activities                         15,193       13,616
                                                                         ---------    ---------

Cash flows from investing activities:
     Purchases of property and equipment                                    (4,298)     (14,631)
     Purchase of marketable securities                                          --       (6,000)
     Maturities of and proceeds from marketable securities                  45,739           --
                                                                         ---------    ---------
          Net cash provided by (used in) investing activities               41,441      (20,631)
                                                                         ---------    ---------

Cash flows from financing activities:
     Exercise of stock options                                               1,390          --
     Deferred lease incentives                                                  --         250
     Repurchase of common stock                                           (179,375)         --
     Common dividends paid                                                  (1,996)      (1,086)
     Preferred dividends paid                                                   --       (2,624)
     Issuance of convertible Series A preferred stock                      150,000           --
     Payments of costs of tender offer and issuance of preferred stock      (5,707)         (29)
                                                                         ---------    ---------
          Net cash used in financing activities                            (35,688)      (3,489)
                                                                         ---------    ---------

          Net increase (decrease) in cash and cash equivalents              20,946      (10,504)
Cash and cash equivalents -- beginning of period                            25,190       57,659
                                                                         ---------    ---------
Cash and cash equivalents -- end of period                               $  46,136    $  47,155
                                                                         =========    =========